United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

                      October 2, 2023 (September 27, 2023)

Date of Report (Date of earliest event reported)

International Seaways, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-37836-1

Commission File Number

Marshall Islands	98-0467117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Third Avenue, 39th Floor

           New York, New York 10016

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 578-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Symbol	Name of each exchange on which registered
Common Stock (no par value)	INSW	New York Stock Exchange
Rights to Purchase Common Stock	N/A	New York Stock Exchange

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

On September 27, 2023, International Seaways, Inc. (the “Company”), International Seaways Operating Corporation (the “Borrower”) and certain of their subsidiaries entered into a $160 million revolving credit agreement (the “Revolving Credit Agreement”) with Nordea Bank Abp, New York Branch (“Nordea”), ING Bank N.V., London Branch (“ING”), Crédit Agricole Corporate & Investment Bank, and DNB Markets Inc. (or their respective affiliates), as mandated lead arrangers and bookrunners; and Danish Ship Finance A/S and Skandinaviska Enskilda Banken AB (PUBL) (or their respective affiliates), as lead arrangers. Nordea is acting as administrative agent, collateral agent, coordinator and security trustee under the Revolving Credit Agreement, and ING is acting as sustainability coordinator.

The Revolving Credit Agreement comprises a 5.5-year revolving credit facility in an aggregate amount of $160 million which matures on March 27, 2029 (the “Revolving Facility”) and reduces on a 20-year age-adjusted profile. That maturity date is subject to acceleration upon the occurrence of certain events (as described in the Revolving Credit Agreement). The Revolving Facility is secured by a first lien on five of the Company’s vessels (the “Collateral Vessels”), along with their earnings, insurances and certain other assets, as well as by liens on certain additional assets of the Borrower. Interest on the Revolving Facility is calculated based upon Term SOFR plus the Applicable Margin (each as defined in the Revolving Credit Agreement). The Applicable Margin is 1.90%, and is subject to a sustainability-linked pricing mechanism, pursuant to which the Applicable Margin may be decreased or increased by 0.075%, as described in greater detail below.

On September 29, 2023, $50 million of the $160 million available under the Revolving Facility was drawn for general corporate purposes (including paying certain expenses related to the new financing). Prior to entering into the Revolving Credit Agreement, the Company and certain of its subsidiaries had, earlier in September, conducted internal sale transfers of four Collateral Vessels, in connection with which the Borrower repaid approximately $104.3 million that was outstanding under that certain credit agreement dated as of May 20, 2022, as amended (the “2022 Credit Facility”), and those vessels and related vessel-owning subsidiaries were released as collateral under the 2022 Credit Facility. As of September 30, 2023 and taking into account those repayments, the aggregate outstanding principal amount of the term loans under the 2022 Credit Agreement was approximately $171.4 million and the aggregate principal amount of the lenders’ revolving credit commitments was approximately $257.4 million (none of which was outstanding). Accordingly, as of that date, the Company’s aggregated total undrawn revolving credit capacity under the 2022 Credit Facility and the Revolving Facility was approximately $367.4 million.

The sustainability-linked pricing adjustment in the Revolving Credit Agreement is linked to three factors, which are consistent with those contained in the Company’s 2022 Credit Facility and relate to a fleet sustainability score, the amount of sustainability-linked investment and the frequency of lost time injuries. The Company will be required to deliver annually, commencing for the period ending June 30, 2024, a sustainability certificate for the preceding calendar year setting out its sustainability-related calculations. If the Company achieves all of the targets set out in the Revolving Credit Agreement, the Applicable Margin will be decreased by 0.075% per annum, while if it fails to achieves any of those targets the Applicable Margin will be increased by that same amount (but no such adjustment will result in the Applicable Margin being increased or decreased from the otherwise-applicable Applicable Margin by more than 0.075% per annum in the aggregate).

The Revolving Credit Agreement also contains customary representations, warranties, restrictions and covenants applicable to the Company, the Borrower and the subsidiary guarantors (and in certain cases, other subsidiaries), including financial covenants that are consistent with existing financial covenants in the 2022 Credit Facility and require the Company (i) to maintain a minimum liquidity level of the greater of $50 million and 5% of the Company’s Consolidated Indebtedness; (ii) to ensure the Company’s and its consolidated subsidiaries’ Maximum Leverage Ratio will not exceed 0.60 to 1.00 at any time; (iii) to ensure that Current Assets exceeds Current Liabilities (which is defined to exclude the current potion of Consolidated Indebtedness); and (iv) to ensure the aggregate Fair Market Value of the Collateral Vessels will not be less than 135% of the aggregate outstanding principal amount of the Revolving Facility. Capitalized terms used in this paragraph have the meanings ascribed to them in the Revolving Credit Facility.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SEAWAYS, INC.
(Registrant)

Date: October 2, 2023	By		/s/ James D. Small III
		Name:	James D. Small III
		Title:	Chief Administrative Officer, Senior Vice President, Secretary and General Counsel